FROM:      WORK RECOVERY, INC.
           2341 South Friebus Avenue
           Tucson, AZ  85713
           TRADING SYMBOL:  WORK  CONTACT:   Jake Mendoza

TEL:       (520) 322-6634




        WORK RECOVERY, INC. FILES FOR COURT PROTECTION


Tucson, AZ, May 29, 1996 -- Work Recovery, Inc. (WRI) announced today its decision to seek court protection from its creditors. The Company's Board of Directors had authorized management to file for protection pursuant to Chapter 11 of the U.S. bankruptcy code, if management deemed filing necessary. Management believed that it was unlikely the Company would be able to continue day to day operations without the protection of Chapter 11.

Despite the tremendous potential of the ERGOS technology, Work Recovery has continued to confront an extremely difficult cash flow situation. The Company sustained significant losses for the fiscal year ended June 30, 1995 and has experienced further material financial and liquidity deterioration since year end.

Management has indicated the need for outside financing to fund current negative cash flows from operations and to support its business development plan over the next 24 months. The TEAM for New Management is continuing efforts to address financing strategies that would lead to a bridge loan of $6-10 million. However, legal actions against the Company and other contingent liabilities have severely limited the Company's ability to obtain financing outside of Chapter 11 reorganization. Without such loan, Work Recovery will continue to struggle to meet its obligations and reach its potential.

Acting President and CEO Dorcas R. Hardy said, "the need for the Company to continue operating and survive long enough to reach its full potential was the main factor leading to the decision to seek court protection." Hardy also said, "We are hopeful that Work Recovery will overcome its stormy past and continue to be the undisputed leader in the field of functional capacity assessment and disability evaluation technology."

Work Recovery, Inc. manufactures, markets and licenses objective functional capacity assessment technology, ERGOS, for the evaluation of injured workers.